Exhibit 10.2

Execution Copy

INSPIRED ENTERTAINMENT, INC.

250 West 57th Street, Suite 2223

New York, New York 10107

May 1, 2018

VIA ELECTRONIC MAIL

Brooks H. Pierce

605 Old Kennett Road

Wilmington, Delaware 19807

Re: Terms of Continued Employment

Dear Brooks:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your continued employment with Inspired Entertainment, Inc., a Delaware corporation (“Inspired” or the “Company”), as mutually agreed upon by you and the Company. For valuable consideration and intending to be legally bound, the parties agree as follows:

1.    Prior Employment Agreements. Effective as of May 1, 2018 (the “Effective Date”), the employment agreement between the Company and you, dated as of April 11, 2018 (the “Prior Employment Agreement”), shall terminate and be of no further force and effect. You shall forfeit any equity award under the Prior Employment Agreement and it will be replaced with the restricted stock unit award provided under this Agreement. As of the Effective Date, this Agreement and your restricted stock unit award agreement referred to below will constitute the entire agreement between the Company and you with respect to your terms and conditions of employment.

2.    Duties and Responsibilities. You shall serve in the capacity of, and have such powers, duties and responsibilities as are generally associated with the office of President and Chief Operating Officer of the Company. In this capacity, you shall report directly to the Company’s Executive Chairman.

3.    Performance. You covenant and agree to faithfully and diligently perform all of the duties of your employment, devoting your full business and professional time, attention, energy and ability to promote the business interests of the Company and all its properties. You further agree that during the period of your employment with the Company, you will not engage in any other business or professional pursuit whatsoever unless the Board of Directors of the Company (the “Board”) shall consent thereto in writing; provided, however, that the foregoing shall not preclude you from engaging in civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments that do not unreasonably interfere or conflict with the performance of your duties under this Agreement.

4.    Term. The term of your employment under this Agreement shall commence as of the Effective Date and shall expire on May 1, 2020 (the “Initial Term”), unless sooner terminated as provided under the terms of this Agreement. Upon the scheduled expiration of the Initial Term, your employment may thereafter only be extended upon the express mutual written agreement of both you and the Company.

5.    Base Salary and Annual Bonus.

(a)   Beginning as of the Effective Date and throughout the duration of the Initial Term, you shall receive a base annual salary of $400,000 (Four Hundred Thousand Dollars) (the “Base Salary”), payable in substantially equal installments every month or otherwise in accordance with the regular payroll practices of the Company.

(b)   You will, during your employment, be eligible to earn a target annual bonus of not less than 100% of your annual base salary (“Target Bonus”) and a maximum annual bonus of 200% of your annual base salary. Annual performance goals, which will be the same as those that apply to the Executive Chairman of the Company, will be established by the Compensation Committee in consultation with you, and such goals, once final, will be communicated to you not later than 60 days after the start of the applicable fiscal year. It is understood that for the fiscal year ending September 30, 2018 the goals shall be set and communicated to you by June 1, 2018. Any annual bonus that becomes payable hereunder shall be paid to you within two and one-half months after the end of the applicable fiscal year. For the fiscal year in which you are hired, your bonus will be pro-rated based upon the number of weeks you are employed in the fiscal year.

6.    Equity Award. As of the Effective Date (the “Date of Grant”), you shall be granted a one-time award of 100,000 (One Hundred Thousand) restricted stock units under the Inspired Entertainment, Inc. Second Long-Term Incentive Plan, as amended (the “Plan”), to vest in accordance with the terms of the Plan and the form of award previously provided to you (a copy of which is attached hereto).

7.    Employee Benefit Plans. During the Initial Term and any renewal, you shall be entitled to participate in any fringe group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension, tax-qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company for the benefit of its employees generally, or for its senior executives subject to all restrictions and limitations contained in such plans or established by governmental regulation, provided, that no “most favored nation” clauses in other employment agreements shall thereby be incorporated into your terms of employment.

8.    Communications Equipment and Service. During the your employment hereunder, the Company will reimburse you for expenses relating to a mobile phone (iPhone or similar device) and any associated service contract for such mobile phone. The use of such device shall be subject to the Company’s prevailing policies.

9.    Expense Reimbursement. You are authorized to incur such reasonable expenses as may be necessary for the performance of your duties hereunder in accordance with the policies of the Company established and in effect from time to time and, except as may be otherwise agreed, the Company will reimburse you for all such authorized expenses upon submission of an itemized accounting and substantiation of such expenditures adequate to secure for the Company a tax deduction for the same, in accordance with applicable Internal Revenue Service guidelines.

10.   Vacations and Holidays. You shall be entitled to vacations and holidays as provided in the Company’s vacation and leave policies as in effect from time to time, but no less than four (4) weeks of paid vacation leave per year, at such times as may be requested by you and approved by the Company. No more than two (2) weeks of vacation shall be taken consecutively.

11.   Termination by the Company; Termination by You for Good Reason. The Company may terminate your employment hereunder for Cause (as defined below). The Company may terminate your employment without Cause (and other than due to death or Disability (as defined below)) without advance notice. You may terminate your employment for Good Reason (as defined below).

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(a)   In the event the Company terminates your employment for Cause or you resign without Good Reason, or if the Company declines to extend this Agreement beyond the Initial Term, you shall be entitled to receive: (i) Base Salary at the rate in effect at the time of the termination through the date of termination of employment; (ii) reimbursement for allowable business expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iii) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs. The restrictions set forth in Sections 17 and 18 shall continue to apply following such termination of employment.

(b)   In the event that the Company terminates your employment without Cause (and other than due to death or Disability), or you terminate your employment for Good Reason, you shall be entitled to receive: (i) continuation of Base Salary for six (6) months following termination of employment; (ii) reimbursement for allowable business expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iii) any earned but not yet paid bonus from the prior year; (iv) a pro-rated Target Bonus for the year in which the termination occurred (based on a fraction, the numerator of which is the number of days you were employed by the Company during the year and the denominator of which is 365; (v) acceleration to the termination date of 100% vesting of the 100,000 restricted stock units granted under this Agreement; (vi) provided you timely elect continuation of your health coverage under the Consolidated Omnibus Budget Reconciliation Act or applicable state law (“COBRA”), continued participation in the health plans of the Company, with the Company paying the applicable COBRA premium for the first six months of such coverage; and (vii) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs. The restrictions set forth in Section 17 shall continue to apply following such termination of employment.

(c)   “Cause,” as used above, shall mean: (i) conviction of a felony, misappropriation of any material funds or material property of the Company, its subsidiaries or affiliates; (ii) commission of fraud or embezzlement with respect to the Company, its subsidiaries or affiliates; (iii) any material act of dishonesty relating to your employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (iv) use of alcohol or drugs that renders you materially unable to perform the functions of your job or carry out your duties to the Company; (v) a material breach of this Agreement by you; (vi) committing any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; (vii) willful violation of the Company’s internal financial controls or anti-corruption policy or any applicable gaming or financial laws or regulations, provided, that, with respect to (iv), and (v) above, the Company shall have first provided you with written notice stating with specificity the acts, duties or directives you have committed or failed to observe or perform, and you shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice.

(d)   “Good Reason,” as used above, shall mean the occurrence of any of the following without Cause or without your consent: (i) the Company’s removal of you as an executive officer of the Company or (ii) the Company’s reduction of the Base Salary; or (iii) the Company making any other material adverse change in your status, position, duties, or responsibilities which is not cured within thirty (30) days after written notice thereof is delivered by you to the Company. No purported termination for Good Reason shall be effective unless you deliver a written notice of termination (specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason) to the Company within 90 days following your first obtaining actual knowledge that facts or circumstances constituting Good Reason exist.

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(e)   Except as otherwise provided herein, the exercise and/or termination of any equity awards under this Agreement shall be governed by the Plan and the applicable award agreements.

12.   Termination Following a Change in Control.

(a)   You may voluntarily terminate this Agreement and your employment with the Company upon 30 days’ written notice to the Company without further restrictions or liability if there is a “Change in Control” as that term is defined in the Plan; provided, that you give such notice within twelve months after the Change in Control and further provided that the restrictions set forth in Sections 17 and 18 shall continue to apply following such termination of employment.

(b)   In the case of a termination of this Agreement and your employment with the Company by you for Good Reason, or by the Company without Cause, within twelve months following a Change in Control, you shall be entitled to receive promptly following the date of such termination: (i) all accrued and unpaid Base Salary and previously earned bonus(es) through the date of termination; (ii) a lump sum payment of two (2) times the Base Salary; (iii) acceleration to the termination date of 100% vesting of the 100,000 restricted stock units granted under this Agreement; (iv) reimbursement for allowable business expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; (v) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs; and (vi) provided you timely elect continuation of your health coverage under the Consolidated Omnibus Budget Reconciliation Act or applicable state law (“COBRA”), continued participation in the health plans of the Company, with the Company paying the applicable COBRA premium for the first two years of such coverage and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination; provided, that the Company’s obligation to provide such benefits shall cease at the time you and your covered dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of you or any covered dependent that was not excluded under the Company’s health and welfare plans immediately prior to the date of termination.

(c)   To the extent that the health and welfare benefits provided for in Sections 11(b)(iv) and 12(b)(vi) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for you under COBRA), the Company shall pay you such amount as is necessary to provide you, after tax, with an amount equal to the cost of acquiring, for you and your spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to you and your spouse and dependents as a result of your termination. Any amount payable under this Section 12(c) shall be determined as soon as practicable following termination of employment and shall be paid to you within 60 days following termination of employment.

(d)   Except as otherwise provided herein, the exercise and/or termination of the equity awards under this Agreement shall be governed by the Plan and the applicable award agreements.

13.   Termination Due to Death or Disability. Your employment hereunder shall terminate upon the occurrence of your death. The Company may terminate your employment due to Disability. The restrictions set forth in Section 17 shall continue to apply following the termination of employment due to Disability.

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(a)   In the event of a termination of your employment due to your death or Disability, you or your estate, as the case may be, shall be entitled to receive: (i) continuation of Base Salary for 12 months following termination of employment (or, if shorter, the remainder of the Initial Term), less any short term disability insurance proceeds you receive during such period in the event termination of your employment is due to your Disability, and less any life insurance proceeds you receive from any company-paid life insurance policies in the event of your death; (ii) acceleration to the termination date of 100% vesting of the 100,000 restricted stock units granted under this Agreement; (iii) reimbursement for allowable business expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iv) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

(b)   Except as otherwise provided herein, the exercise and/or termination of the equity awards under this Agreement shall be governed by the Plan and the applicable award agreements.

(c)   “Disability” as used above shall mean that, during your employment with the Company, you shall, in the opinion of an independent physician selected by agreement between the Board and you, become so physically or mentally incapacitated that you are unable to perform the duties of your employment for an aggregate of 180 days in any 365 day consecutive period or for a continuous period of six (6) consecutive months.

14.   Post-Termination Exercise Period for Equity Grants. Except as otherwise provided herein, the exercise and/or termination of any restricted stock unit award, or any equity award, or option award under any plan the Company may create in the future, shall be governed by the applicable plans and the applicable award agreements.

15.   Timing of Certain Payments. Subject to Sections 16 and 19: (a) any amounts payable under Sections 11(a)(i), 11(b)(i), (iii) and (iv) or 12(b)(i)-(ii) shall be paid as soon as practicable, and in any event within 30 days following termination of employment; and (b) any reimbursements for allowable business expenses incurred under Sections 11(a)(ii), 11(b)(ii), 12(b)(iv) or 13(a)(iii) (to the extent such reimbursements are treated as deferred compensation subject to Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which your separation from service occurs.

16.   Release. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments or benefits to which you are entitled under Sections 11, 12, 13 or 14 are conditional upon and subject to your execution of the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law), of all claims you may have against the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement. You shall execute and deliver such General Release and Covenant Not to Sue within 60 days following termination of employment, and, except as otherwise provided in Section 19, any payments that are subject to the execution of such General Release and Covenant Not to Sue shall commence to be paid on the 61st day following termination of employment (with the first such installment including any prior unpaid installments) or the 8th day after the effective date of the release, whichever is later.

17.   Confidentiality.

(a)   In addition to your common law obligations to keep confidential information secret, you must not disclose to any person, firm or company, otherwise than in the proper course of his duties or with the written consent of the Company, any trade secret or information of a confidential nature concerning the Company’s business, or any client of the Company including, but not limited to:

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i)	any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organization, processes, policies or practices, designs, dealings, trading, software, or know-how relating to or belonging to the Company and/or to any affiliated company or any of its suppliers, agents, distributors, clients or customers;

ii)	confidential computer software, computer-related know-how, passwords, computer programs, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Company and/or any affiliated company;

iii)	details of the Company’s or any affiliated company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

iv)	any confidential research, report or development undertaken by or for the Company or any affiliated company;

v)	details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company’s or any affiliated company’s actual or potential clients or customers;

vi)	information supplied in confidence by customers, clients or any third party to which the Company or any affiliated company owes an obligation of confidentiality;

vii)	lists and details of contracts with the Company’s or any affiliated company’s actual or potential suppliers;

viii)	information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of and/or consultants to, the Company and/or any affiliated company for which the you may from time to time provide services;

ix)	confidential information concerning, or details of, any competitive business pitches, and/or target details;

x)	any document or information marked as confidential on its face; or

xi)	any document or information which has been supplied to you in confidence or which he has been informed is confidential or which he might reasonably be aware is confidential.

xii)	any information of the sort described in this Section which you obtain or becomes aware of during the course of your employment under this Agreement or which, by virtue of the your position, it may reasonably be assumed you have obtained or become aware of during the course of you employment under this Agreement shall be “Confidential Information” for the purposes of this Agreement.

(b)   You undertake to use your best endeavors (subject to payment by the Company of any expense reasonably incurred in so doing) to prevent unauthorized publication or disclosure to any third party of any Confidential Information (save as may be required by law or a duly authorized regulatory body).

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(c) The provisions in this Section shall continue to apply after termination of employment, howsoever arising, without any time limit. The provisions in this Section shall not apply to any information or knowledge which (i) is or comes into the public domain other than through unauthorized disclosure of the Executive, (ii) is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive, or (iii) was already known to the Executive prior to the date hereof.

(d)   Nothing in this Section shall be construed or interpreted as preventing the Executive from making a disclosure pursuant to any applicable legal requirement or order of any court or other tribunal or regulatory body. In circumstances where the Executive feels it is necessary for him to make such a disclosure, he should, to the extent practical, first raise the issue with the Board, or if the Executive’s concerns relate to certain members of the Board, to an officer or officers of the Company whom he believes are not involved or implicated in the relevant matter.

(e)   Nothing in this Agreement or otherwise shall prohibit the Executive from (i) reporting possible violations of federal or state law or regulation to any U.S. governmental agency or entity or self-regulatory organization (including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any U.S. agency Inspector General), or making other disclosures that are protected under the whistleblower provisions or other provisions of U.S. federal or state law or regulation, (ii) providing truthful testimony or statements to the extent, but only to the extent, required by applicable law, rule, regulation, legal process or by any court, arbitrator, mediator or administrative, regulatory, judicial or legislative body (including any committee thereof) with apparent jurisdiction (provided, however, that in such event, except as set forth in the foregoing clause (i) above or clause (iii) below, Executive will give the applicable Group Company prompt written notice thereof prior to such disclosure so that the Group Company may seek appropriate protection for such information), (iii) reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or such similar policy as the applicable Group Company may have in effect from time to time or (iv) disclosing information to the extent necessary to enforce the terms of this Agreement.

(f)   Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)   You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)   is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)   is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)   If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you:

(A)   file any document containing trade secrets under seal; and

(B)   do not disclose trade secrets, except pursuant to court order.

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18.   Restrictive Covenant. You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows:

(a)   During your employment with the Company and for a period of one (1) year from the date of termination of your employment for any reason (the “Restriction Period”), you shall not, in in any geographic area in which such business was so conducted by the Company or any of its affiliates, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in the business of (i) creating, supplying and distributing real money, social and/or virtual gaming, gambling and betting content, games and systems for lotteries, gaming and/or betting operators and retail customers, worldwide, distributed and/or accessible through physical locations and using online means and/or mobile devices, and (ii) providing gambling and lottery services, server-based gaming, virtual sports betting, electronic table gaming, licensing of gaming software, sale, rental and lease of gaming machines and equipment, betting and lottery content, video lottery terminals, ticket dispensing apparatus and distributing betting and lottery content online or via mobile, remote and field support and development related to the provision of the aforementioned and anything ancillary which is materially similar to such goods and services, and other business(s) of the Company from time to time or those parts of the business(es) of the Company and any Group Company with which you were involved to a material extent in the six months before Termination.

(b)   In addition to, and not in limitation of, the provisions of Section 18(a), you agree, for the benefit of the Company and its affiliates, that during the Restriction Period, you shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on your behalf or any other person or entity other than the Company or its affiliates (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of your employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith, or (ii) hire or engage any person who is, or during the six months prior to the termination of your employment with the Company was, an employee, agent of or consultant to the Company or any of its affiliates.

(c)   You understand that the provisions of this Section 18 may limit your ability to earn a livelihood in a business similar to the business of the Company but you nevertheless agree and hereby acknowledge that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate you for the restrictions contained in this Section 18. In consideration of the foregoing and in light of your education, skills and abilities, you agree that you shall not assert that, and it should not be considered that, any provisions of Section 18 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(d)   It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 18 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

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(e)   In the event that you violate any of the restrictive covenants set forth in Sections 18(a) or 18(b), in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding stock options to purchase shares of Inspired common stock and other unvested equity awards granted to you shall be automatically forfeited effective as of the date on which such violation first occurs.

19.   Section 409A.

(a)   For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be deemed to refer to “separation from service” within the meaning of Section 409A (without application of any alternative definitions permitted thereunder) and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(b)   It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section 20 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and you agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

(c) Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.

(d) Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments or benefits under Sections 12, 13 or 14 that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described in this Agreement may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months. At the end of such six-month period, you shall be entitled to receive from the Company a reimbursement of the amounts paid by you for such coverages.

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(e)   For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.

(f)   To the extent that any reimbursements pursuant to this Agreement are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

20.   Miscellaneous.

(a)   Assignment and Assumption. This Agreement is personal to you and shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)   Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

If to you, to:

Brooks H. Pierce

605 Old Kennett Road

Wilmington, Delaware 19807

If to the Company, to:

Inspired Entertainment, Inc.

250 W. 57th St., 22nd Floor

New York, New York 10107

Attn: Lorne Weil, Executive Chairman

With a copy (which will not be considered notice) to:

Douglas Ellenoff, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

or to such other address as any party shall request of the others by giving notice in accordance with this Section.

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(c)   Waiver of Provisions. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

(d)   Severability; Integration. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby. This Agreement constitutes the entire agreement between the parties as of the date hereof and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof including the Employment Agreement.

(e)   Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.

(f)   JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR YOUR EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(g)   Dispute Resolution/Arbitration. The parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to the your employment hereunder or the termination of such employment (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in the County of New York in the State of New York, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes; provided, however, that in the event that the Company alleges that you are in breach of any of the provisions contained in Sections 17 or 18, the Company shall not be exclusively required to submit such dispute to mediation/arbitration. In such event, the Company may, at its option, seek and obtain from any court having jurisdiction, injunctive or equitable relief, in addition to pursuing at arbitration all other remedies available to it (including without limitation any claims for relief arising out of any breach of Sections 17 or 18 of this Agreement).

(h)   Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)   Continuation of Employment. Unless the parties otherwise agree in writing, continuation of your employment with the Company beyond the expiration of the Initial Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and your employment may thereafter be terminated “at will” by you or the Company.

(j)   No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(k)   No Mitigation. You shall not be required to mitigate the value of any payments or benefits contemplated by this Agreement, nor shall any such benefits be reduced from any earnings or benefits that you may receive from any other source.

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(l)   Survival. Sections 17 and 18 shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and your employment for any reason.

(m)  Amendments. This Agreement may not be amended, changed or modified except by a written document signed by each of the parties to this Agreement.

(n)   Headings. Section headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

(o)   Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement. Facsimile and electronic .pdf signatures shall be considered original signatures for purposes of execution of this Agreement.

Please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to the Company.

Very truly yours,

INSPIRED ENTERTAINMENT, INC.

By:	/s/ A. Lorne Weil
Name:	A. Lorne Weil
Title:	Executive Chairman of the Board

I hereby accept the terms of this Agreement and agree to abide by the provisions hereof:

/s/ Brooks H. Pierce
Brooks H. Pierce

Date: May 1, 2018

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Exhibit A

General Release and

Covenant Not to Sue

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

Brooks H. Pierce (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that letter agreement dated as of May 1, 2018, and effective as of May 1, 2018 (the “Letter Agreement”) by and among Executive, and Inspired Entertainment, Inc. (“Inspired”), a Delaware corporation, (the “Company”) does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Letter Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies.

Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

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In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

Executive agrees that at any time following the date hereof he will not make and shall use all reasonable endeavors to prevent the making of any disparaging or derogatory statements whether or not the statements are true, whether in writing or otherwise concerning the Company or its past or current or future directors or officers or employees or consultants and the Company undertakes that at any time following the date hereof its senior executives will not make and shall use all reasonable endeavors to prevent the making of any disparaging or derogatory statements whether or not the statement is true, whether in writing or otherwise concerning the Executive, excluding in all events any statements required to be made by law, regulation or necessary business practice (including without limitation to the any gambling or gaming regulator or similar authority in any jurisdiction), or under the public disclosure requirements of any jurisdiction in which that party is a public reporting or listed company.

This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.

To the extent that Executive is forty (40) years of age or older, this paragraph shall apply. Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Letter Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Executive acknowledges and agrees that Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this _____day of _________________.

EXECUTIVE

Brooks H. Pierce

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